Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Brett Chiles
(713) 529-0900

EQUUS II INCORPORATED ANNOUNCES

SALE OF CHAMPION WINDOW FOR $98.5 MILLION

HOUSTON, TX – January 25, 2006 – Equus II Incorporated (NYSE: EQS) (the “Fund”) announces the sale of Champion Window Holdings, Inc. (“Champion”) to an investor group led by Kenner Equities IV L.P. and management in a transaction valued at approximately $98.5 million. The Fund will receive approximately $28.1 million in cash from the sale of its common stock from an initial investment of $1.5 million in March 1999, and has previously received an additional $7.5 million in dividends.

Headquartered in Houston, TX, Champion is a manufacturer and distributor of aluminum and vinyl windows for new single and multi-family residential construction in Houston, San Antonio, Austin and Dallas, and is one of the largest window manufacturing companies in the southwest.

“We are excited about this transaction because of the value it creates for our shareholders,” commented Sam P. Douglass, Co-Chairman of Equus. “This deal is representative of the Fund’s investment strategy in solid, small-cap companies with good management. Champion has been a super performer for Equus and we believe it represents a homerun for our shareholders. We are proud to have had this opportunity to help build this quality company.”

Equus II Incorporated is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus II Incorporated may be obtained from Equus’ website at www.equuscap.com. Kenner Equities IV, L.P. is a New York investment firm with substantial experience in the business products industry.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.

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